Filed Pursuant to Rule 424(b)(3)
Registration No. 333-203592
Prospectus Supplement No. 3
(to Prospectus dated July 29, 2015)

13,225,000 shares of Common Stock issuable upon the exercise of the 13,225,000 outstanding Warrants issued in our public offering

This prospectus supplement supplements the prospectus dated July 29, 2015, as supplemented by prospectus supplement No. 1 dated August 19, 2015, and prospectus supplement No. 2 dated September 1, 2015 (the “Prospectus”), which relates to the offering of the shares of common stock of Perseon Corporation (the “Company,” “we,” or “our”) that are underlying the Warrants that we issued in our public offering, which closed on August 4, 2015 (the “Offering”). The securities underlying the Warrants include 13,225,000 shares of our common stock, which are issuable upon the exercise of the 13,225,000, outstanding Warrants that we issued in the Offering.  Each Warrant is exercisable for one share of common stock at an exercise price of $0.99 per share. The Warrants expire July 29, 2020.

This prospectus supplement incorporates into the Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 15, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock and the Warrants are listed on The NASDAQ Capital Market under the symbols “PRSN” and “PRSNW”. On September 14, 2015, the closing sale price of our common stock and the Warrants on The NASDAQ Capital Market were $0.59 per share and $0.15 per warrant, respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK
FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 15, 2015.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2015

PERSEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32526	75-1590407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2188 West 2200 South
Salt Lake City, Utah 84119
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 972-5555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 14, 2015, Perseon Corporation (the “Company”) received a letter (the “Letter”) from The Nasdaq Stock Market (“Nasdaq”) stating that the bid price of the Company’s common stock for the last 30 consecutive trading days had closed below the minimum $1.00 per share required for continued listing under Listing Rule 5550(a)(2) (the “Bid Price Rule”).

The Letter does not result in the immediate delisting of the Company’s common stock, and the stock will continue to trade uninterrupted on the The Nasdaq Capital Market under the symbol “PRSN”. The Company intends to resolve the situation to allow for continued listing on The Nasdaq Capital Market.

The Letter states that the Company has until March 14, 2016 to demonstrate compliance by maintaining a minimum closing bid price of at least $1.00 for a minimum of ten consecutive business days. In the event the Company does not regain compliance within this grace period, it may be eligible to receive an additional 180-day grace period; provided, that the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Bid Price Rule, and provides written notice of its intention to cure the Bid Price Rule deficiency during the second 180-day grace period, by effecting a reverse stock split, if necessary. If it appears to the Nasdaq staff that the Company will not be able to cure the deficiency or if the Company is not otherwise eligible for the additional grace period, the Company’s common stock will be subject to delisting by Nasdaq.

This Form 8-K may be deemed to contain forward-looking statements, including forward-looking statements about the intention of the management of the Company to allow for the continued listing of the Company’s common stock on The Nasdaq Capital Market.  Forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including, among other things, actions that could be taken by members of the Nasdaq staff and any exercise of discretion by members of the Nasdaq staff with respect to compliance by the Company with the Nasdaq Listing Rules, the general direction of stock prices in the United States and in the Company’s industry, the demand for the Company’s products, the ability of the Company to produce the products to meet the demand, global economic conditions and uncertainties in the geopolitical environment, and other risk factors set forth in the Company’s most recent reports on Form 10-K and Form 10-Q. Any forward-looking statements in this Form 8-K are based on limited information currently available to the Company, which is subject to change, and the Company will not necessarily update the information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERSEON CORPORATION

Date:  September 15, 2015

By:  /s/ William S. Barth
Name:  William S. Barth
Title:    Chief Financial Officer